EXHIBIT 99.1
AMERICAN PACIFIC – News Release
Contact: Dana M. Kelley – (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2010
SECOND QUARTER RESULTS
LAS VEGAS, NEVADA, May 6, 2010 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2010 second quarter ended March 31, 2010.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL SUMMARY
Quarter Ended March 31, 2010 Compared to Quarter Ended March 31, 2009
•	Revenues increased $3.0 million, or 5%, to $59.4 million from $56.4 million.

•	Operating income was $5.4 million compared to operating income of $6.2 million.

•	Adjusted EBITDA was $9.4 million compared to $10.3 million.

•	Net income was $1.1 million compared to $1.7 million.

•	Diluted earnings per share was $0.15 compared to $0.23.
Six Months Ended March 31, 2010 Compared to Six Months Ended March 31, 2009
•	Revenues decreased $8.6 million, or 8%, to $93.5 million from $102.1 million.

•	Operating income was $5.6 million compared to operating income of $9.7 million.

•	Adjusted EBITDA was $14.0 million compared to $17.9 million.

•	Net loss was $0.3 million compared to net income of $2.2 million.

•	Diluted loss per share was $0.04 compared to diluted earnings per share of $0.29.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues – For our second quarter of the fiscal year ending September 30, 2010 (“Fiscal 2010”), revenues increased 5% to $59.4 million as compared to the second quarter of the fiscal year ended September 30, 2009 (“Fiscal 2009”), reflecting increases of 43% and 6% for our Aerospace Equipment segment and Fine Chemicals segment revenues, respectively, offset by a decrease of 18% in Specialty Chemicals segment revenues. For the Fiscal 2010 six-month period, revenues decreased 8% to $93.5 million as compared to the Fiscal 2009 six-month period, reflecting an increase of 43% for our Aerospace Equipment segment revenues, offset by decreases of 17% and 22% in Fine Chemicals segment and Specialty Chemicals segment revenues, respectively.
See further discussion under Segment Highlights.
Cost of Revenues and Gross Margins – For our Fiscal 2010 second quarter, cost of revenues was $42.5 million compared to $39.1 million for the prior fiscal year second quarter. The consolidated gross margin percentage was 28% and 31% for our Fiscal 2010 and Fiscal 2009 second quarters, respectively. For the Fiscal 2010 six-month period, cost of revenues was $64.1 million compared to $70.0 million for the prior fiscal year six-month period. The consolidated gross margin percentage was 31% for both the Fiscal 2010 and Fiscal 2009 six-month periods.
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3883 HOWARD HUGHES • PARKWAY SUITE 700 • LAS VEGAS, NV 89169
PHONE (702) 735-2200 • FAX (702) 735-4876

Page 1 of Exhibit 99.1

One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix between our segments. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Fine Chemicals	57%	56%	46%	51%
Specialty Chemicals	24%	31%	29%	34%
Aerospace Equipment	17%	13%	20%	13%
Other Businesses	2%	0%*	5%	2%

Total Revenues	100%	100%	100%	100%

*	less than 1%
In addition, consolidated gross margins for our Fiscal 2010 periods reflect:
•	An increase in Fine Chemicals segment gross margin percentage primarily because manufacturing inefficiencies in the Fiscal 2009 periods did not recur in the Fiscal 2010 periods.

•	A decline in Aerospace Equipment segment gross margin percentage primarily due to increases in the estimated costs to complete certain of its systems contracts.
See further discussion under Segment Highlights.
Operating Expenses – For our Fiscal 2010 second quarter, operating expenses increased $0.3 million to $11.4 million from $11.1 million for the prior fiscal year second quarter. The most significant components of the net increase include:
•	An increase in Aerospace Equipment segment operating expenses of $0.6 million primarily due to additional management and organization structure which was added to support the segment’s European growth strategy.

•	A decrease in corporate expenses primarily related to reduced strategic development costs.
For our Fiscal 2010 six-month period, operating expenses increased $1.4 million to $23.8 million from $22.4 million for the prior fiscal year six-month period primarily due to an increase in Aerospace Equipment segment operating expenses for management and organization structure which was added to support the segment’s European growth strategy.
SEGMENT HIGHLIGHTS
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiary Ampac Fine Chemicals LLC (“AFC”).
Quarter Ended March 31, 2010 Compared to Quarter Ended March 31, 2009
•	Revenues were $33.7 million compared to revenues of $31.7 million.

•	Operating income was $2.5 million compared to $1.4 million.

•	Segment EBITDA was $5.7 million, or 17% of segment revenues, compared to Segment EBITDA of $4.5 million, or 14% of segment revenues.
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Page 2 of Exhibit 99.1

Six Months Ended March 31, 2010 Compared to Six Months Ended March 31, 2009
•	Revenues were $43.2 million compared to revenues of $52.1 million.

•	Operating income was $1.8 million compared to $0.4 million.

•	Segment EBITDA was $8.3 million, or 19% of segment revenues, compared to Segment EBITDA of $6.7 million, or 13% of segment revenues.
The increase in Fine Chemicals segment revenues for the Fiscal 2010 second quarter compared to the prior fiscal year second quarter is primarily due to the timing of customer orders, and the resulting revenues, between our fiscal year quarterly periods.
The decrease in Fine Chemicals segment revenues for the Fiscal 2010 six-month period reflects reductions in orders for core products in each of our three primary therapeutic areas. The decline in segment revenues for the first half of Fiscal 2010 is consistent with our expectation that annual Fiscal 2010 revenues for this segment will decline in the range of 15% as compared to Fiscal 2009.
Operating income and Segment EBITDA for the Fiscal 2010 periods improved both in dollars and as a percentage of segment revenues, as compared to the prior fiscal year periods. The gross margin percentage improved by three points for the Fiscal 2010 second quarter and seven points for the Fiscal 2010 six-month period. The primary reason for the improvement is that manufacturing inefficiencies that affected the Fiscal 2009 periods did not recur in the Fiscal 2010 periods. Fine Chemicals segment operating expenses increased by approximately $0.3 million for both the Fiscal 2010 second quarter and six-month period primarily due to an increase in business development activities.
Recent AFC News:
•	AFC partnered with Codexis, Inc. to provide AFC access to certain of Codexis’ biocatalysts that add to the technologies already available at AFC.

•	Inabata & Co., Ltd. was announced as AFC’s exclusive agent in the country of Japan.

•	AFC expanded its manufacturing capacity through the purchase of a Fine Chemical facility in La Porte, Texas.
Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with perchlorates comprising 89% and 92% of Specialty Chemicals segment revenues in Fiscal 2010 and Fiscal 2009 six-month periods, respectively.
Quarter Ended March 31, 2010 Compared to Quarter Ended March 31, 2009
•	Revenues decreased to $14.1 million from $17.3 million.

•	Operating income was $6.5 million, or 46% of segment revenues, compared to $8.3 million, or 48% of segment revenues.

•	Segment EBITDA was $6.9 million, or 49% of segment revenues, compared to $8.6 million, or 50% of segment revenues.
Six Months Ended March 31, 2010 Compared to Six Months Ended March 31, 2009
•	Revenues decreased to $26.9 million from $34.6 million.

•	Operating income was $12.3 million, or 46% of segment revenues, compared to $15.9 million, also 46% of segment revenues.

•	Segment EBITDA was $12.9 million, or 48% of segment revenues, compared to $16.6 million, also 48% of segment revenues.
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Page 3 of Exhibit 99.1

The variances in Specialty Chemicals segment revenues reflect the following factors:
•	A 29% decrease in perchlorate volume offset by a 13% increase in the related average price per pound for the Fiscal 2010 second quarter compared to the prior fiscal year second quarter.

•	A 38% decrease in perchlorate volume offset by a 20% increase in the related average price per pound for the Fiscal 2010 six-month period compared to the prior fiscal year six-month period.

•	Sodium azide revenues increased $0.5 million for the Fiscal 2010 six-month period, compared to the prior fiscal year six-month period, reflecting increased sales outside the U.S.

•	Halotron revenues were consistent between comparable second quarter and six-month periods.
The decreases in volume for the Fiscal 2010 second quarter and six-month period are consistent with our expectation that total perchlorate volume for Fiscal 2010 is anticipated to decline by approximately 50% compared to the prior fiscal year. The increases in average prices per pound reflect two offsetting factors:
•	The average price per pound of Grade I ammonium perchlorate (“AP”) increased approximately proportionate and inverse to the decrease in Grade I AP volume consistent with the contractual Grade I AP price-volume matrix and comparable in catalog pricing.

•	This was offset, in part, by our other lower-priced perchlorate products, such as sodium perchlorate and potassium perchlorate, which accounted for a greater percentage of all perchlorate product volume in the Fiscal 2010 periods. This change in the mix of perchlorate product sales had the effect of reducing the average price per pound of all perchlorate products.
Strategic and tactical missile programs accounted for the significant portion of perchlorate revenues in the Fiscal 2010 second quarter. In addition to the Fiscal 2010 second quarter activity, perchlorate revenues for the Fiscal 2010 six-month period include space related programs, primarily the Ares program. For the Fiscal 2009 second quarter and six-month period, the greatest contributor to segment revenues was product for the Space Shuttle Reusable Solid Rocket Motor (“RSRM”) program.
Specialty Chemicals segment operating income as a percentage of segment revenues was consistent between Fiscal 2010 and the prior fiscal year for both the second quarter and the six-month period. Lower manufacturing volume in Fiscal 2010 and the related effects on unit cost of fixed manufacturing overhead have resulted in increases in manufacturing cost of AP per pound. These cost increases are consistent with the related price increases, and as a result, operating margin percentages have been maintained.
Operating expenses decreased $0.1 million for the Fiscal 2010 second quarter and $0.3 million for the Fiscal 2010 six-month period primarily due to decreases in employee related costs.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. and its wholly-owned subsidiaries.
Quarter Ended March 31, 2010 Compared to Quarter Ended March 31, 2009
•	Revenues increased 43% to $10.2 million from $7.1 million.

•	Operating profit was breakeven compared to operating income of $0.7 million.

•	Segment EBITDA was $0.4 million compared to $1.1 million.
Six Months Ended March 31, 2010 Compared to Six Months Ended March 31, 2009
•	Revenues increased 43% to $18.5 million from $12.9 million.

•	Operating loss was $0.3 million compared to operating income of $1.2 million.

•	Segment EBITDA was $0.5 million compared to $1.8 million.
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Page 4 of Exhibit 99.1

Aerospace Equipment segment revenues increased 43% for both the Fiscal 2010 second quarter and six-month period as compared to each of the prior fiscal year periods. Revenue growth for the Fiscal 2010 second quarter and six-month period was driven by revenues for in-space propulsion engines which increased primarily due to the high volume of material receipts in the Fiscal 2010 second quarter. We expect that Aerospace Equipment segment revenues for the full Fiscal 2010 year will grow by at least 10% compared to the prior fiscal year.
Operating profit and Segment EBITDA declined as a percentage of segment revenues for both the Fiscal 2010 second quarter and six-month periods. The gross margin percentage declined by eleven points in the Fiscal 2010 six-month period attributed primarily to increases in estimated costs to complete certain systems contracts. Aerospace Equipment segment operating expenses increased $1.2 million primarily as a result of additional management and organization structure which was added to support the segment’s European growth strategy.
Our European growth strategy includes further development of our relationship with the Irish government. In recent months, our European operations secured a funded project for valve development.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity – As of March 31, 2010, we had cash balances of $32.5 million and no cash borrowings against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit agreements.
Operating Cash Flows – Operating activities provided cash of $14.6 million for the Fiscal 2010 six-month period compared to $14.2 million for the prior fiscal year six-month period, resulting in an increase of $0.4 million.
Significant components of the change in cash flow from operating activities include:
•	A decrease in cash provided by Adjusted EBITDA of $3.9 million.

•	An increase in cash provided by working capital accounts of $4.4 million, excluding the effects of interest and income taxes.

•	An increase in cash taxes refunded of $0.2 million.

•	An increase in cash used for environmental remediation of $0.3 million.
The increase in cash provided by working capital accounts for the Fiscal 2010 six-month period is primarily due to timing. We consider these working capital changes to be routine and within the normal production cycle of our products. The production of most fine chemical products requires a length of time that exceeds one quarter. In addition, the timing of Aerospace Equipment segment revenues recognized under the percentage-of-completion method differs from the timing of the related billings to customers. Therefore, in any given quarter, accounts receivable, work-in-progress inventory or deferred revenues can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
Investing Cash Flows – Capital expenditures decreased by $0.8 million in the Fiscal 2010 six-month period compared to the prior fiscal year six-month period due to the timing of expenditures. Capital expenditures in both periods were primarily maintenance capital related.
OUTLOOK
We are updating our guidance for Fiscal 2010. We expect consolidated revenues of at least $180.0 million and Adjusted EBITDA to range from $26.0 million to $28.0 million. The low end of our Fiscal 2010 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $16.0 million, interest expense of $11.0 million, share-based compensation expense of $1.0 million and income tax benefit of $1.0 to estimated net loss of $1.0 million. We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2010 to range from approximately $10.0 million to approximately $14.0 million.
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Page 5 of Exhibit 99.1

The changes in our guidance primarily reflect our updated expectation that Fine Chemicals segment revenues will decline by approximately 15% in Fiscal 2010 as compared to Fiscal 2009, and the corresponding effects on Adjusted EBITDA and net loss.
Change in Accounting Standard. Effective October 1, 2009, we adopted a revised accounting standard that requires us to expense acquisition related costs, such as legal fees, when incurred. Under the previous accounting standard, these costs were included in the total cost of an acquisition and capitalized. Our Fiscal 2010 guidance for Adjusted EBITDA includes no amounts for acquisition related costs. Accordingly, should we pursue an acquisition, direct costs associated with that action would be incremental to our guidance.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our Fiscal 2010 second quarter financial results. The investor teleconference will be held Thursday, May 6, 2010 at 1:30 p.m., Pacific Daylight Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 866-788-0544 between 1:15 and 1:30 p.m., Pacific Daylight Time. Please reference passcode #72994698. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. A link to the webcast and the earnings release is available at our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding one of the significant factors that will affect comparisons of our consolidated gross margins in the future, the statement regarding anticipated Fiscal 2010 Fine Chemicals segment revenues, the statement regarding the anticipated total volume of perchlorate products to be sold in Fiscal 2010, the statement regarding anticipated Fiscal 2010 revenues for our Aerospace Equipment segment, statements regarding our working capital changes and future variations, and statements in the “Outlook” section of this earnings release. Words such as “anticipate”, “expect”, “should”, “may”, “can” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the following:
•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.

•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•	A significant portion of our business depends on contracts with the government or its prime contractors or subcontractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.
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Page 6 of Exhibit 99.1

•	Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.

•	We may continue to expand our operations in part through acquisitions, which could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•	If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

•	Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements and related costs and impact our future earnings.

•	Our shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.
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Page 7 of Exhibit 99.1

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.

•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.
Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2009, our Quarterly Report on Form 10-Q for the quarter ended December 31, 2009 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter and six months ended March 31, 2010 and cash flows for the six months ended March 31, 2010 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.
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Page 8 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Revenues	$59,395	$56,435	$93,459	$102,064
Cost of Revenues	42,516	39,138	64,134	70,033

Gross Profit	16,879	17,297	29,325	32,031
Operating Expenses	11,444	11,071	23,751	22,380

Operating Income	5,435	6,226	5,574	9,651
Interest and Other Income (Expense), Net	(260)	(19)	(268)	42
Interest Expense	2,740	2,684	5,431	5,378

Income (Loss) before Income Tax	2,435	3,523	(125)	4,315
Income Tax Expense	1,319	1,790	199	2,125

Net Income (Loss)	$1,116	$1,733	$(324)	$2,190

Earnings (Loss) per Share:
Basic	$0.15	$0.23	$(0.04)	$0.29
Diluted	$0.15	$0.23	$(0.04)	$0.29

Weighted Average Shares Outstanding:
Basic	7,490,000	7,483,000	7,489,000	7,481,000
Diluted	7,539,000	7,522,000	7,489,000	7,545,000
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Page 9 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	March 31,	September 30,
	2010	2009

ASSETS
Current Assets:
Cash and Cash Equivalents	$32,514	$21,681
Accounts Receivable, Net	41,468	44,028
Inventories	36,430	36,356
Prepaid Expenses and Other Assets	2,391	1,811
Income Taxes Receivable	1,467	2,148
Deferred Income Taxes	6,317	6,317

Total Current Assets	120,587	112,341
Property, Plant and Equipment, Net	111,148	114,645
Intangible Assets, Net	2,418	3,553
Goodwill	2,899	3,144
Deferred Income Taxes	21,124	21,121
Other Assets	10,420	10,037

TOTAL ASSETS	$268,596	$264,841

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$8,868	$7,444
Accrued Liabilities	6,319	5,295
Accrued Interest	1,650	1,650
Employee Related Liabilities	5,600	6,930
Income Taxes Payable	397	189
Deferred Revenues and Customer Deposits	9,208	6,911
Current Portion of Environmental Remediation Reserves	2,101	2,522
Current Portion of Long-Term Debt	112	151

Total Current Liabilities	34,255	31,092
Long-Term Debt	110,135	110,097
Environmental Remediation Reserves	23,610	24,168
Pension Obligations	29,120	27,720
Other Long-Term Liabilities	596	667

Total Liabilities	197,716	193,744

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 7,540,591 and 7,504,591 issued	754	750
Capital in Excess of Par Value	72,807	72,322
Retained Earnings	9,673	9,997
Accumulated Other Comprehensive Loss	(12,354)	(11,972)
Total Shareholders’ Equity	70,880	71,097

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$268,596	$264,841

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Page 10 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Six Months Ended
	March 31,
	2010	2009

Cash Flows from Operating Activities:
Net Income (Loss)	$(324)	$2,190
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and amortization	8,176	7,870
Non-cash interest expense	315	315
Share-based compensation	489	305
Excess tax benefit from stock option exercises	—	(3)
Deferred income taxes	(81)	(68)
Loss on sale of assets	5	53
Changes in operating assets and liabilities:
Accounts receivable, net	2,375	(1,220)
Inventories	(136)	5,058
Prepaid expenses and other current assets	(591)	1,019
Accounts payable	1,395	(3,032)
Income taxes	900	2,502
Accrued liabilities	1,039	287
Accrued interest	—	—
Employee related liabilities	(1,457)	(2,125)
Deferred revenues and customer deposits	2,418	625
Environmental remediation reserves	(979)	(717)
Pension obligations, net	1,546	1,008
Other	(496)	85

Net Cash Provided by Operating Activities	14,594	14,152

Cash Flows from Investing Activities:
Capital expenditures	(3,588)	(4,412)
Acquisition of business, net of cash acquired	—	(6,661)

Net Cash Used by Investing Activities	(3,588)	(11,073)

Cash Flows from Financing Activities:
Payments of long-term debt	(89)	(172)
Issuances of common stock, net	—	32
Excess tax benefit from stock option exercises	—	3

Net Cash Used by Financing Activities	(89)	(137)

Effect of Changes in Currency Exchange Rates on Cash	(84)	—

Net Change in Cash and Cash Equivalents	10,833	2,942
Cash and Cash Equivalents, Beginning of Period	21,681	26,893

Cash and Cash Equivalents, End of Period	$32,514	$29,835

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Page 11 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Operating Segment Data:

Revenues:
Fine Chemicals	$33,673	$31,738	$43,177	$52,122
Specialty Chemicals	14,086	17,283	26,889	34,641
Aerospace Equipment	10,168	7,135	18,493	12,892
Other Businesses	1,468	279	4,900	2,409

Total Revenues	$59,395	$56,435	$93,459	$102,064

Segment Operating Income (Loss):
Fine Chemicals	$2,500	$1,406	$1,760	$382
Specialty Chemicals	6,513	8,325	12,344	15,931
Aerospace Equipment	25	743	(337)	1,153
Other Businesses	69	(167)	52	378

Total Segment Operating Income	9,107	10,307	13,819	17,844
Corporate Expenses	(3,672)	(4,081)	(8,245)	(8,193)

Operating Income	$5,435	$6,226	$5,574	$9,651

Depreciation and Amortization:
Fine Chemicals	$3,194	3,136	$6,522	6,344
Specialty Chemicals	406	323	577	627
Aerospace Equipment	392	323	815	654
Other Businesses	4	3	8	6
Corporate	127	116	254	239

Total Depreciation and Amortization	$4,123	$3,901	$8,176	$7,870

Segment EBITDA (a):
Fine Chemicals	$5,694	$4,542	$8,282	$6,726
Specialty Chemicals	6,919	8,648	12,921	16,558
Aerospace Equipment	417	1,066	478	1,807
Other Businesses	73	(164)	60	384

Total Segment EBITDA	13,103	14,092	21,741	25,475
Less: Corporate Expenses, Excluding Depreciation	(3,545)	(3,965)	(7,991)	(7,954)
Plus: Share-based Compensation	143	173	489	305
Plus: Interest and Other Income, Net	(260)	(19)	(268)	42

Adjusted EBITDA (b)	$9,441	$10,281	$13,971	$17,868

Reconciliation of Net Income (Loss) to Adjusted EBITDA (b):

Net Income (Loss)	$1,116	$1,733	$(324)	$2,190
Add Back:
Income Tax Expense	1,319	1,790	199	2,125
Interest Expense	2,740	2,684	5,431	5,378
Depreciation and Amortization	4,123	3,901	8,176	7,870
Share-based Compensation	143	173	489	305

Adjusted EBITDA	$9,441	$10,281	$13,971	$17,868

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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Page 12 of Exhibit 99.1